Exhibit 8.2

February 17, 2015

Advanced Photonix, Inc.

2925 Boardwalk Drive

Ann Arbor, MI 48104

Re:	Merger of Advanced Photonix, Inc. into API Merger Sub

Ladies and Gentlemen:

This opinion is being delivered to you pursuant to the requirements of Form S-4 (Item 21) and Regulation S-K Item 601(b)(8), as described in Section 5.9(b) of the Agreement and Plan of Merger and Reorganization dated as of January 30, 2015 (the “Agreement”) by and among Luna Innovations Incorporated, a Delaware corporation (“Parent”), API Merger Sub, Inc., a Delaware corporation that is a wholly-owned subsidiary of Parent (“Merger Sub”), and Advanced Photonix, Inc., a Delaware corporation (“Company”). The Merger is further described in Form S-4 Registration Statement filed with the Securities and Exchange Commission on February 9, 2015 and related exhibits thereto, as thereafter amended at any time up to and including the date hereof (the “S-4 Registration Statement”). Except as otherwise provided, capitalized terms used but not defined herein shall have the meanings set forth in the Agreement or the S-4 Registration Statement, as applicable. Unless otherwise indicated, all “section” references are to the Internal Revenue Code of 1986, as amended (the “Code”).

We have acted as counsel to Company in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof) the truth and accuracy at all relevant times (including without limitation the Effective Time) of, the statements, covenants, representations, and warranties contained in the following documents (including all exhibits and schedules attached thereto):

(a) the Agreement;

(b) the S-4 Registration Statement;

(c) those tax representation letters dated February 17, 2015, solely as to factual matters, delivered to us by Parent, Merger Sub, and Company (the “Tax Representation Letters”); and

(d) such other documents related to formation, organization and operation of the Company, Parent and Merger Sub and to the consummation of the Merger as we have deemed appropriate.

In connection with rendering this opinion, we have assumed or obtained representations (and are relying thereon, without any independent investigation or review thereof) that:

1. Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and all such documents have been (or will be by the Effective Time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

2. All covenants contained in the Agreement (including exhibits thereto) and the Tax Representation Letters are performed without waiver or breach of any material provision thereof;

3. All representations, warranties, and statements contained in any of the documents referred to herein or otherwise made to us are true, complete and correct, and no actions have been taken or will be taken that are inconsistent with such statements or representations or which may make any of the statements or representations untrue, incomplete or incorrect at the Effective Time;

4. Any representation or statement made “to the best of knowledge” or similarly qualified is true, complete and correct and will continue to be true, complete, and correct up to and including the Effective Time of the Merger, in each case without such qualification;

5. The Merger will be consummated in accordance with the Agreement and will be effective under applicable state law; and

6. At all relevant times prior to and including the Effective Time of the Merger, (i) no outstanding indebtedness of Parent, Merger Sub or Company has or will represent equity for tax purposes, (ii) no outstanding equity of Parent, Merger Sub or Company has or will represent indebtedness for tax purposes, and (iii) no outstanding security, instrument, agreement or arrangement that provides for, contains or represents either a right to acquire Company Common Stock (or to share in the appreciation thereof) constitutes or will constitute “stock” for purposes of Code Section 368(c) of the Code.

Based on our examination of the foregoing items and subject to the limitations, qualifications, and assumptions set forth herein, it is our opinion (i) for United States federal income tax purposes the Merger will be a “reorganization” within the meaning of Code Section 368(a) of the Code; and (ii) the following material U.S. federal income tax consequences will result from such qualification of the Merger as a reorganization:

•	U.S. Holders of Company common stock will not recognize any gain or loss upon the receipt of Parent common stock in exchange for their Company common stock, except for cash received in lieu of a fractional share of Parent common stock;

•	the aggregate tax basis of the Parent common stock that is received by a U.S. Holder of Company common stock in connection with the Merger (including any fractional shares deemed received and exchanged for cash) will be equal to the aggregate tax basis of the Company common stock surrendered in exchange therefor (excluding the portion of the U.S. Holder’s basis that is allocable to a deemed fractional share of Parent common stock for which the stockholder will receive cash in lieu of such fractional share);

•	the holding period of the Parent common stock received by a U.S. Holder of Company common stock in connection with the Merger will include the holding period of the Company common stock surrendered in connection therefor; and

•	cash payments received by a U.S. Holder of Company common stock for a fractional share of Parent common stock will be treated as if such fractional share had been issued in connection with the Merger and then redeemed for cash for such fractional share, and such stockholders will recognize capital gain or loss with respect to such cash payment, measured by the difference, if any, between the amount of cash received and the tax basis in such fractional share.

In addition to the foregoing, certain stockholders may be subject to information reporting with respect to the cash received in lieu of a fractional share of Parent common stock. U.S. holders who are subject to information reporting and who do not provide appropriate information when requested may also be subject to backup withholding. Any amount withheld under such rules is not an additional tax and may be refunded or credited against such U.S. holders’ federal income tax liability, provided that the required information is properly furnished in a timely manner to the Internal Revenue Service.

This opinion represents and is based upon our best judgment regarding the existing provisions of the Code, existing judicial decisions, administrative regulations, and published rulings and procedures. No ruling has been sought from the Internal Revenue Service by Parent, Company or Merger Sub as to the federal income tax consequences of any aspect of the Merger. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial, or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

This opinion is limited to the federal income tax consequences of the Merger set forth above and does not address any other federal, state, local, or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). In addition, no opinion is expressed as to any federal income tax consequence of the Merger or the other transactions contemplated by the Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein. To the extent that any of the representations, warranties, statements, and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times, our opinion could be adversely affected and may not be relied upon.

This opinion is being delivered to you solely for use in connection with the Merger. We consent to the filing of this opinion as an exhibit to the S-4 Registration Statement and to the use of our name in the S-4 Registration Statement where it appears. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of such S-4 Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Tarter Krinsky & Drogin LLP